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11.0.8026;MAIL_MSG_ID1oFAAC41Wbh9etaWj+yBGzGQYwVRr4qWcf1QlEf6K8vTn+y8USNCnO+/JSx
97S4tqdXNM0jmayGOWIVx0~~VjCcAckd8i6HqwDdF1lhuW3Q01AQVWkDBDLUqqLmVJOhmEXCAjvqXRZX
Bqzn5I8DK/4UA8WPNu7g~~wZ/S0COY9zGa6BCOxl6mWltKIVs9YNn9hDHIPx3sbHRDk4TtxTofEVEKiL
LJWNL8DfLWQ3ztKN1e~~kLKhiiGMjo/Qzq5aAMAIL_MSG_ID2rKUB+HhNIu5cbhRCTfWO7UY4y711ZQU
dQWB0HDUvSJRQrvbGj7DtuZF4Xvi~~LqBP7xXYA+p+bbmjrE3/Akju0IR2+h9E3vlT1r46NAfrC2hpRE
SPONSE_SENDER_NAMEsAAAE9kkUq3pEoK8S3OyVZsV3AxUR56/mIUTcx325N8Q0ms=EMAIL_OWNER_AD
DRESS4AAA9DNYQidmug7G337XiPcMGqY7kDg9KxkQRGEFHJ8legQVFxGPQUhL4Q==urn:schemas-mic
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- Transactions effected pursuant to Rule 10f-3


Name of Fund:  Goldman Sachs Government Income Fund

Name of Underwriter Purchased From:  Morgan Stanley

Name of Underwriting syndicate members: Merril Lynch & Co.; Morgan Stanley; Goldman, Sachs & Co.

Name of Issuer:  PlaceNameplacePlaceNameTenn PlaceTypeValley Authority

Title of Security:  TVA5 3/8 04/01/56

Date of First Offering: 3/29/06

Dollar Amount Purchased:  $397,728

Number of Shares Purchased:  400,000

Price Per Unit:  99.4320



Name of Fund:  Goldman Sachs Core Fixed Income Fund

Name of Underwriter Purchased From:  Morgan Stanley

Name of Underwriting syndicate members: Merril Lynch & Co.; Morgan Stanley; Goldman, Sachs & Co.

Name of Issuer:  placeplacePlaceNameTenn placeValley Authority

Title of Security:  TVA5 3/8 04/01/56

Date of First Offering: 3/29/06

Dollar Amount Purchased:  $1,988,640

Number of Shares Purchased:  2,000,000

Price Per Unit:  99.4320